Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Nos. 333-182087,
333-182087-01 and 333-182087-2

DRYROCK ISSUANCE TRUST

Series 2012-1

$700,000,000 Class A Floating Rate Asset Backed Notes

The note issuance trust has prepared a preliminary prospectus supplement subject to completion dated November 7, 2012, as supplemented by the supplement to the preliminary prospectus supplement, dated November 8, 2012, a prospectus dated November 7, 2012 and a final prospectus supplement, dated November 9, 2012, which describe the Series 2012-1 notes to be issued by the issuing entity.

Other Fees and Expenses

     The following describes the compensation payable to the nationally recognized statistical rating organizations hired to rate the Series 2012-1 notes for the period beginning with their retention and ending two years after the closing date. The amount includes initial fees and surveillance fees.

	Moody’s Investors Service, Inc.	$245,000
	Standard & Poor’s Rating Services	$230,000
.

	Barclays

BofA Merrill Lynch	Citigroup		Credit Suisse

The issuer has filed a registration statement as amended (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1(800) 326-1643 (Ext. 58700).